UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549



                       SCHEDULE 13G

         Under the Securities Exchange Act of 1934

                    (Amendment No.  )


                    HMN FINANCIAL, INC.
---------------------------------------------------------
                     (Name of Issuer)

                       COMMON STOCK
---------------------------------------------------------
              (Title of Class of Securities)

                         40424G108
---------------------------------------------------------
                      (CUSIP Number)


                    December 31, 2000
---------------------------------------------------------
 (Date of Event Which Required Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  40424G108           13G               Page  2  of 5 Pages

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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

        Roger P. Weise

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a) / /
                                     (b) /x/
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Minnesota
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NUMBER OF       5   SOLE VOTING POWER
SHARES
BENEFICIALLY            207,051 <F1>
OWNED BY       -------------------------------------------------
EACH            6   SHARED VOTING POWER
REPORTING
PERSON                  17,100
WITH           -------------------------------------------------
                7   SOLE DISPOSITIVE POWER

                        207,151 <F1>
               -------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                        17,100
----------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

          224,151 <F1>
----------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

----------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
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12    TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------
[FN]
<FN1> Does not include ESOP shares allocated for the year ended 2000.
      Number is not yet available.

                 *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
     (a)  Name of Issuer
          --------------
          HMN Financial, Inc. (the "Corporation")

     (b)  Address of Issuer's Principal Executive Offices
          -----------------------------------------------
          101 North Broadway
          Spring Valley, Minnesota 55975
ITEM 2.
     (a)  Name of Person Filing
          ---------------------
          Roger P. Weise


     (b)  Address of Principal Business Office or, if None,
          Residence
          ------------------------------------------------------
          305 E. Hillcrest Dr.
          Spring Valley, Minnesota 55975


     (c)  Citizenship
          -----------



     (d)  Title of Class of Securities
          ----------------------------
          Common stock, par value $.01 per share.

     (e)  CUSIP Number
          -----------------
          40424G108

ITEM 3.

          Not applicable.

ITEM 4.   Ownership

          Number of shares beneficially owned is 224,131 shares, which is 5.1% of the class. Number of shares with sole power to vote or to dispose is 207,151 shares, and the number of shares with shared voting power to vote or shared power to dispose is 17,100.


ITEM 5. Ownership of Five Percent or Less of a Class

          Not applicable.

ITEM 6. Ownership of More than Five Percent on Behalf of Another
        Person.

          Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable.

ITEM 8. Identification and Classification of Members of the Group

          Not applicable.

ITEM 9. Notice of Dissolution of Group

          Not applicable.

ITEM 10.  Certification

        The following certificate shall be included if the statement is filed pursuant to Rule 13d-1(d):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 14, 2001




                                By:/s/ Roger P. Weise
                                ---------------------------------
                                Roger P. Weise